               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 11-K


[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
       For the fiscal year ended               December 31, 1999
                                      -----------------------------------

                                      OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
       For the transition period from ________________ to _______________

                       Commission file number 000-24387

                            Navigant International
                                  401(k) Plan
                           84 Inverness Circle East
                              Englewood, CO 80112
                     (Full Title and Address of the Plan)


                         NAVIGANT INTERNATIONAL, INC.
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           (Name of Issuer of Securities Held Pursuant to the Plan)


                84 INVERNESS CIRCLE EAST
                  ENGLEWOOD, COLORADO                           80112
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      (Address of principal Executive Office of Issuer        (Zip Code)
        of the Securities Held Pursuant to the Plan)
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            REQUIRED INFORMATION

     1. Audited Statements of Net Assets Available for Benefits as of December 31, 1999 and 1998 (incorporated by reference to the Navigant International 401(k) Plan Financial Statements and Additional Information attached hereto as Exhibit 99.1).

     2. Audited Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 1999 and 1998 (incorporated by reference to the Navigant International 401(k) Plan Financial Statements and Additional Information attached hereto as Exhibit 99.1).

     3. Notes to Financial Statements (incorporated by reference to the Navigant International 401(k) Plan Financial Statements and Additional Information attached hereto as Exhibit 99.1).

     4. Schedule 1 - Item 27a - Schedule of Assets Held for Investment Purposes at End of Year as of December 31, 1999 (incorporated by reference to the Navigant International 401(k) Plan Financial Statements and Additional Information attached hereto as Exhibit 99.1).

                 SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

          Date:  June 27, 2000
                      ---
                                           NAVIGANT INTERNATIONAL
                                           401(k) Plan

                                           By:  /s/ Navigant International
                                              ----------------------------------
                                               Title: Plan Administrator


                                           By:  /s/ Robert C. Griffith
                                              ----------------------------------
                                               Name:  Robert C. Griffith
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                                 Exhibit Index

Exhibit        Description of Document
-------        -----------------------
Number
------

23.1           Consent of PricewaterhouseCoopers LLP.
99.1 Navigant International, Inc. 401(k) Retirement Plan Financial Statements and Supplemental Schedule